ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED

MAY 31, 2009

August 25, 2009

ITEM 2 - TABLE OF CONTENTS

PRELIMINARY NOTES

Documents Incorporated by Reference

Date of Information

Currency and Exchange Rates

Metric Equivalents

Forward-Looking Statements

Caution Regarding Adjacent or Similar Mineral Properties

Caution Regarding Reference to Resources and Reserves

Glossary of Terms

ITEM 3:

CORPORATE STRUCTURE

Name, Address and Incorporation

Intercorporate Relationships

ITEM 4:

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

ITEM 5:

NARRATIVE DESCRIPTION OF THE BUSINESS

General

Risk Factors

Material Mineral Projects

ITEM 6:

DIVIDENDS

ITEM 7:

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

Constraints

ITEM 8:

MARKET FOR SECURITIES

Trading Price and Volume

ITEM 9:

ESCROWED SECURITIES

ITEM 10:

DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Conflicts of Interest

ITEM 11:

PROMOTERS

ITEM 12:

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

Regulatory Actions

ITEM 13:

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

ITEM 14:

TRANSFER AGENT AND REGISTRAR

ITEM 15:

MATERIAL CONTRACTS

ITEM 16:

NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

ITEM 17:

ADDITIONAL INFORMATION

Audit Committee Information

Additional Information

SCHEDULE “A” – AUDIT COMMITTEE INFORMATION

PRELIMINARY NOTES

Documents Incorporated by Reference

Incorporated by reference into this Annual Information Form (“AIF”) are the following documents:

(a)

Consolidated Audited Financial Statements of the Company for the year ended May 31, 2009 (“Financial Statements”);

(b)

Management Discussion and Analysis of the Company for the year ended May 31, 2009 dated August 20, 2009 (“MD&A”);

(c)

Management Information Circular dated September 16, 2008 in respect of the 2008 Annual General Meeting (“Information Circular”); and

(d)

Technical report dated July 31, 2009 entitled “July 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” by Paul Klipfel, Ph.D., CPG#10821, Tracy Barnes, P.E. and William Pennstrom Jr. M.A. (the “Livengood Report”)

copies of each of which may be obtained online from SEDAR at www.sedar.com.

All financial information in this AIF is prepared in accordance with generally accepted accounting principles in Canada.

Date of Information

All information in this AIF is as of May 31, 2009 unless otherwise indicated.

Currency and Exchange Rates

All dollar amounts in this AIF are expressed in Canadian dollars unless otherwise indicated.  The Company’s accounts are maintained in Canadian dollars and the Company’s financial statements are prepared in accordance with generally accepted accounting principles in Canada.  All references to “U.S. dollars”, “USD” or to “US$” are to United States dollars.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect on the last day of each month during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

	Year Ended May 31
Canadian Dollars to U.S. Dollars	2009	2008	2007
Rate at end of period	1.0961	1.0058	0.9347
Average rate for period	1.1562	0.9860	0.8800
High for period	1.3000	1.0905	0.9347
Low for period	0.9987	0.9298	0.8437

Metric Equivalents

For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometres	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857
1 mile = 1.609 kilometres 1 acre = 0.405 hectares 2,204.62 pounds = 1 metric ton = 1 tonne	2000 pounds (1 short ton) = 0.907 tonnes 1 ounce (troy) = 31.103 grams 1 ounce (troy)/ton = 34.2857 grams/tonne

Terms used and not defined in this AIF that are defined in National Instrument 51-102 “Continuous Disclosure Obligations” shall bear that definition.  Other definitions are set out in National Instrument 14-101 “Definitions”.

Forward-Looking Statements

Certain of the statements made and information contained or incorporated by reference in this AIF and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the existence and size of potential deposits on mineral properties, the potential acquisition of properties, plans regarding share ownership in other companies, the Company’s plans for evaluation, exploration and work programs at its various mineral properties, the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the anticipated preparation and timing of resource estimates, the potential for expansion of currently identified estimated resources or the upgrading of such resources from inferred to indicated or measured status, and business and financing plans.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, assume, intend, plan, project, estimate, postulate, strategy, goals, objective, potential, may, could, would, might, will and similar expressions, or which by their nature refer to future events.  Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including without limitation, risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of any mineral deposits that may be located, the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations, variations in mining dilution and metal recoveries, accidents, equipment breakdowns, title matters, labour disputes or other unanticipated difficulties with or interruptions in production, the potential for delays in exploration or development activities or the completion of a feasibility study, the inherent uncertainty of exploration program, production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain required financing on a timely basis and other risks and uncertainties, including those described under Risk Factors in this AIF as well as in the MD&A.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.  Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The Company does not expect to update forward-looking statements continually as conditions change and the reader is referred to the full discussion of the Company’s business contained in the Company’s disclosure filed with the Canadian securities regulatory authorities.  Readers are advised not to place undue reliance on forward-looking statements.

Caution Regarding Adjacent or Similar Mineral Properties

This AIF contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 strictly prohibit information of this type in documents filed with the SEC.  As a foreign private issuer preparing this AIF pursuant to the Canada-U.S. Multi-Jurisdictional Disclosure System, the Company is exempt from the requirements of Industry Guide 7.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

Caution Regarding Reference to Resources and Reserves

National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this AIF have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth Industry Guide 7.  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to the SEC’s Industry Guide 7.  Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to the SEC’s Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and United States shareholders are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts.  The term “contained ounces” is not permitted under the rules of Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition adopted by the SEC in Industry Guide 7.  In the United States, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made.  See “Glossary of Terms”.

Glossary of Terms

The following is a glossary of certain mining terms used in this Annual Information Form.

“adit”	A passage driven horizontally into a mountainside providing access to a mineral deposit from the surface of the working of a mine
“Ag”	Silver
“alteration”	Changes in the chemical or mineralogical composition of a rock, generally produced by weathering or hydrothermal solutions
“anomalous”	Departing from the expected or normal
“anomaly”

A geological feature, especially in the subsurface, distinguished by geological, geophysical or geochemical means, which is different from the general surroundings and is often of potential economic value

“As”	Arsenic
“Au”	Gold
“basalt”	A dark coloured igneous rock, commonly extrusive – the fine grained equivalent of gabbro
“batholith”	A large, generally discordant plutonic mass that has more than 100 square kilometres of surface exposure and no known floor
“biotite”	A common rock forming mineral of the mica group
“Board”	The board of directors of ITH
“breccia”	Angular broken rock fragments held together by a mineral cement or a fine-grained matrix
“BCBCA”	Business Corporations Act (British Columbia), ITH’s governing statute
“chert”	A hard, dense microcrystalline or cryptocrystalline sedimentary rock, consisting chiefly of interlocking crystals of quartz less than about 30 microns in diameter
“chip sample”	A series of small pieces of ore or rock taken at regular intervals across a vein or exposure
“CIP”

“Carbon-in-pulp” - a method of recovering gold and silver from pregnant cyanide solutions by adsorbing the precious metals to granules of activated carbon, which are typically ground up coconut shells.

“clastic”

Pertaining to a rock or sediment composed principally of fragments derived from pre-existing rocks or minerals and transported some distance from their places of origin; also said of the texture of such a rock

“cm”	Centimetres
“Common Shares”	The common shares without par value in the capital stock of ITH as the same are constituted on the date hereof
“conglomerate”

A coarse grained clastic sedimentary rock, composed of rounded to sub-angular fragments larger than 2mm in diameter set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica or hardened clay

“Cu”	Copper
“cutoff grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit, that is, material of the lowest assay value that is included in a resource/reserve estimate
“deformation”	A general term for the processes of folding, faulting, shearing, compression, or extension of rocks as a result of various earth forces
“deposit”

A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

“diamond drill”

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock which is recovered in long cylindrical sections, an inch or more in diameter

“dip”	The angle that a stratum or any planar feature makes with the horizontal, measured perpendicular to the strike and in the vertical plane
“dike”	A tabular body of igneous rock that cuts across the structure of adjacent rocks or cuts massive rocks
“Director”	A member of the Board of Directors of ITH
“disseminated”	Fine particles of mineral dispersed throughout the enclosing rock
“distal”	Said of an ore deposit formed at a considerable distance (e.g. tens of kilometres) from the volcanic source from which its constituents have been derived
“drift”	A horizontal tunnel driven along or parallel to the strike of the orebody, for the extraction or exploration of minerals
“epigenetic”	Said of a mineral deposit of origin later than that of the enclosing rocks
“epithermal”	Said of a hydrothermal mineral deposit formed within about 1 kilometre of the earth’s surface and in the temperature range of 50-200° C, occurring mainly as veins
“executive officer”

When used in relation to any issuer (including the Company) means an individual who is:

(a)

a chair, vice chair or president;

(b)

a vice-president in charge of a principal business unit, division or function, including sales, finance or production; or

(c)

performing a policy-making function in respect of the issuer

“exsolved”

Said of a substance that has undergone “exsolution”, being the process of the separation of an initially homogenous solution into at least two different crystalline minerals without the addition or removal of any materials – usually occurs upon cooling

“felsic”	An igneous rock having abundant light coloured minerals, also, applied to those minerals (quartz, feldspars, feldspathoids, muscovite) as a group
“footwall”	The mass of rock beneath a fault, orebody or mine working; especially the wall rock beneath an inclined vein or fault
“g/t”	Grams per metric tonne
“gabbro”	A group of dark coloured, basic intrusive igneous rocks – the approximate intrusive equivalent of basalt
“gneiss”

A foliated rock formed by regional metamorphism, in which bands or lenticles of granular materials alternate with bands or lenticles of minerals with flaky or elongate prismatic habit – mineral composition is not an essential factor in its definition

“grab sample”

A sample composed of one or more pieces of rock, collected from a mineralized zone that, when analyzed, do not represent a particular width of mineralization nor necessarily the true mineral concentration of any larger portion of a mineralized zone

“grade”	To contain a particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock
“hanging wall”	The overlying side of an orebody, fault or mine working; especially the wall rock above an inclined vein or fault
“heap leaching”

A method of recovering minerals from ore whereby crushed rock is stacked on a non-porous liner and an appropriate chemical solution is sprayed on the top of the pile (the “heap”) and allowed to percolate down through the crushed rock, dissolving the desired minerals(s) as it does so.  The chemical solution is then collected from the base of the heap and is treated to remove the dissolved mineral(s)

“host”	A rock or mineral that is older than rocks or minerals introduced into it or formed within it
“host rock”	A body of rock serving as a host for other rocks or for mineral deposits, or any rock in which ore deposits occur
“hydrothermal”	A term pertaining to hot aqueous solutions of magmatic origin which may transport metals and minerals in solution
“ITH”	International Tower Hill Mines Ltd., a company subsisting under the laws of British Columbia
“intrusion”	The process of the emplacement of magma in pre-existing rock, magmatic activity. Also, the igneous rock mass so formed
“intrusive”	Of or pertaining to intrusion, both the process and the rock so formed
“km”	Kilometres
“m”	Metres
“mm”	Millimetres
“mafic”	Said of an igneous rock composed chiefly of dark, ferromagnesian minerals, also, said of those minerals
“magma”	Naturally occurring molten rock material, generated within the earth and capable of intrusion and extrusion, from which igneous rocks have been derived through solidification and related processes
“magmatic”	Of, or pertaining to, or derived from, magma
“massive”	Said of a mineral deposit, especially of sulphides, characterized by a great concentration of ore in one place, as opposed to a disseminated or veinlike deposit
“mesothermal”	Said of a hydrothermal mineral deposit formed at considerable depth and in the temperature range of 200 - 300° Centigrade, also, said of that environment
“metallogeny”	The study of the genesis of mineral deposits, with emphasis on their relationship in space and time to regional petrographic and tectonic features of the earth’s crust
“Moz”	Million ounces
“mineral reserve”

The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed

“mineral resource”

A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.  The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase “reasonable prospects for economic extraction” implies a judgement by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable

“mineralization”	The concentration of metals and their chemical compounds within a body of rock
“National Instrument 43-101”/ “NI 43-101”	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”
“NSR”	Net smelter return
“NYSE-A”	NYSE-Amex LLC (formerly, the American Stock Exchange)
“ophiolite”

An assemblage of mafic and ultramafic igneous rocks ranging from spilite and basalt to gabbro and peridotite, and always derived from them by later metamorphism, whose origin is associated with an early phase of the development of a geosyncline

“orogeny”

The process of natural mountain building, which may be studied as a tectonic structural event, as a geographical event and a chronological event, in that orogenic events cause distinctive structural phenomena and related tectonic activity, affect certain regions of rocks and crust and happen within a time frame

“outcrop”	That portion of a geologic formation or structure that appears at the surface of the earth; also, bedrock that is covered by surficial deposits such as alluvium
“plunge”	The inclination of a fold axis or other linear feature, measured in the vertical plane
“PPB” or “ppb”	Parts per billion
“PPM or “ppm”	Parts per million
“pyroclastic”	Pertaining to clastic rock material formed by volcanic explosion or aerial expulsion from a volcanic vent; also, pertaining to rock texture of explosive origin
“quartzite”	A granoblastic metamorphic rock consisting mainly of quartz, formed by recrystalization of sandstone by regional or thermal metamorphism
“relict texture”	In mineral deposits, an original texture that remains after total or partial replacement
“reverse circulation drilling”	A method of drilling whereby rock cuttings generated by the drill bit are flushed up from the bit face to the surface through the drill rods by air or drilling fluids for collection and analysis
“Sb”	Antimony
“schist”	A strongly foliated crystalline rock, formed by dynamic metamorphism, that has well developed parallelism of more than 50% of the minerals present
“sedimentary”

Pertaining to or containing sediment (typically, solid fragmental material transported and deposited by wind, water or ice that forms in layers in loose unconsolidated form), or formed by its deposition

“shear zone”	A tabular zone of rock that has been crushed and brecciated by many parallel fractures due to shear strain (often mineralized by ore-forming solutions)
“silicification”	The introduction of, or replacement by, silica (especially in the form of fine-grained quartz, chalcedony or opal) which may fill pores and replace existing minerals (adj.: silicified)
“sill”	A tabular igneous intrusion that parallels the planar structure of the surrounding rock
“stock”	An igneous intrusion that is less than 100 square kilometres in surface exposure, is usually but not always discordant, and resembles a batholith except in size
“stockwork”	A mineral deposit consisting of a three-dimensional network of irregular veinlets closely enough spaced that the whole mass can be mined
“strike”	The direction taken by a structural surface
“tabular”	Said of a feature having two dimensions that are much larger or longer than the third, or of a geomorphic feature having a flat surface, such as a plateau
“Talon Alaska”	Talon Gold Alaska, Inc., a wholly owned subsidiary of ITH subsisting under the laws of Alaska
“Talon Gold”	Talon Gold (US) LLC, a wholly owned subsidiary of Talon Alaska subsisting under the laws of Colorado
“Talon Nevada”	Talon Gold Nevada Inc., a wholly owned subsidiary of ITH subsisting under the laws of Nevada
“tectonic”	Pertaining to the forces involved in, or the resulting structures of, tectonics
“tectonics”	A branch of geology dealing with the broad architecture of the outer part of the earth, that is, the major structural or deformational features and their relations, origin and historical evolution
“terrane”	A term applied to a rock or group of rocks and to the area in which they crop out
“tuff”	A general term for all consolidated pyroclastic rocks
“thrust sheet”	The body of rock above a large-scale thrust fault whose surface is horizontal or very gently dipping
“TSXV”	TSX Venture Exchange
“ultramafic”	Said of an igneous rock composed chiefly of mafic minerals
“vein’	An epigenetic mineral filling of a fault or other fracture, in tabular or sheetlike form, often with the associated replacement of the host rock; also, a mineral deposit of this form and origin
“volcaniclastic”	Pertaining to a clastic rock containing volcanic material in whatever proportion, and without regard to its origin or environment

ITEM 3: CORPORATE STRUCTURE

Name, Address and Incorporation

ITH was incorporated under the Company Act (British Columbia) under the name “Ashnola Mining Company Ltd.” on May 26, 1978.  ITH’s name was changed to “Tower Hill Mines Ltd.” on June 1, 1988, and subsequently changed to “International Tower Hill Mines Ltd.” on March 15, 1991.  ITH has been transitioned under, and is now governed by, the BCBCA.  On October 11, 2005, ITH filed a transition application under the BCBCA, reflecting the adoption by the shareholders, on October 29, 2004, of a new form of Articles to govern the affairs of ITH in substitution for the original articles adopted under the old Company Act (B.C.) and reflecting the increased flexibility available to companies under the BCBCA.  A copy of the new Articles is available on SEDAR at www.sedar.com.  On November 15, 2005, the shareholders resolved to amend the Articles to increase the authorized capital from 20,000,000 common shares without par value to 500,000,000 common shares without par value.  A Notice of Articles in respect of such increase was filed on April 20, 2006, at which time such increase in authorized capital became effective.

The head office and principal business address of ITH is located at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia, CANADA  V6E 4A23, and its registered and records office is located at Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, B.C. V7X 1J1.

Intercorporate Relationships

ITH has three material subsidiaries:

(a)

Talon Alaska, a corporation incorporated in Alaska on June 27, 2006, which holds all of the Company’s Alaskan properties and is 100% owned by ITH;

(b)

Talon Gold, a limited liability company formed in Colorado on June 27, 2006, which carries on all of the Company’s mineral exploration operations and is wholly owned by Talon Alaska; and

(c)

Talon Nevada, a corporation incorporated in Nevada on April 9, 2007, which holds all of the Company’s properties in Nevada and is 100% owned by ITH.

The following corporate chart sets forth all of ITH’s material subsidiaries:

Throughout this AIF references to the “Company” refer to ITH and its consolidated subsidiaries, Talon Alaska, Talon Gold and Talon Nevada.  References to ITH refer to ITH alone.

ITEM 4: GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

The Company is a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  The Company currently holds or has the right to acquire interests in a number of mineral properties in Alaska and Nevada, USA.  The Company is in the exploration stage as its properties have not yet reached commercial production and none of its properties is beyond the preliminary exploration stage.  All work presently planned by the Company is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. Other than on the Livengood, Terra, LMS and Mayflower (North Bullfrog) properties, there are currently no identified mineral resources, and there are no mineral reserves, on any of the Company’s mineral properties.

Since current management assumed control of ITH in mid-2006, the Company has focussed primarily on the acquisition and exploration of mineral properties in Alaska and, more recently, in Nevada.  During the financial years ended May 31, 2007, 2008 and 2009, the Company has acquired by staking, purchase, lease or option (primarily from AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) in a transaction which closed on August 4, 2006) interests in a number of mineral properties in Alaska (Livengood, Terra, LMS, BMP, Chisna, Coffee Dome, West Tanana, Gilles, West Pogo, Caribou, Blackshell and South Estelle) and Nevada (North Bullfrog and Painted Hills) that it believes have the potential to host large precious or base metal deposits.  Some of these, such as the Painted Hills, Gilles, West Tanana, Caribou and Blackshell properties have, in light of disappointing exploration results, since been dropped or returned to the respective optionors or lessors, and the associated costs written off while others, such as the South Estelle property, have been sold.  Since early 2008, the Company’s primary focus has been the exploration and advancement of its Livengood project in Alaska and the majority of its resources have been directed to that end.  The Company intends to seek partners to advance the majority of its other projects.

All of the Company’s currently proposed exploration is under the jurisdiction of the States of Alaska or Nevada.

In Alaska, low impact, initial stage surface exploration such as stream sediment, soil and rock chip sampling do not require any permits.  The State of Alaska requires an APMA (Alaska Placer Mining Application) exploration permit for all substantial surface disturbances such as trenching, road building and drilling.  These permits are also reviewed by related state and federal agencies that can comment and require specific changes to the proposed work plans to minimize impacts on the environment.  The permitting process for significant disturbances generally requires 30 days for processing and all work must be bonded.  The Company currently has all necessary permits with respect to its exploration activities in Alaska.  Although the Company has never had an issue with the timely processing of APMA permits there can be no assurances that delays in permit approval will not occur.  Due to the northern climate, exploration work in some areas of Alaska can be limited due to excessive snow cover and cold temperatures.  In general, surface sampling work is limited to May through September and surface drilling from March through November, although some locations afford opportunities for year round exploration operations and others, such as wetland areas, may only be explored while frozen in the winter.  Mining is conducted in a number of locations in Alaska on a year round basis, both open pit and underground.

In Nevada, as in Alaska, initial stage surface exploration does not require any permits.  Notice-level exploration permits (less than 5 acres of disturbance) are required, and in place (through the U.S. Bureau of Land Management) for the North Bullfrog Projects to allow for drilling.  In general, exploration activities in Nevada can be carried out on a year-round basis, although some such activities may be adversely affected by the winter climate.  Mining is conducted in Nevada on a year round basis, both open pit and underground.

Currently, there are no environmental regulations in either Alaska or Nevada that impact the Company because it is still in the exploration stage.  Reclamation work, that is, work done to restore the property to its original state, is minimal because the Company’s operations have virtually no environmental impact.  The Company’s required remedial environmental reclamation work typically consists of slashing underbrush so that wildlife movement is not hampered and basic re-seeding operations.

During the year ended, or subsequent to, May 31, 2009 the Company did not acquire any additional properties.  However, pursuant to an agreement dated July 30, 2009 among Talon Nevada, as purchaser, Redstar Gold Corp. (“Redstar”) and its wholly owned subsidiary, Redstar Gold U.S.A. Inc. (“Redstar US”), as vendors, and ITH, as guarantor, Talon Nevada has agreed to acquire all of the vendors’ interest in the North Bullfrog project (including the underlying leases of an aggregate of 33 patented claims, all data, and 213 unpatented mining claims).  The key points of the agreement include the following:

•

Payment by Talon Nevada to Redstar US of $250,000, and the delivery by Talon Nevada of 200,000 Common Shares to Redstar for the vendors’ full interest in the North Bullfrog project.

•

The vendors will make available the services of Redstar’s US Exploration Manager until December 31, 2009 to assist Talon Nevada in fully assuming the operational control of the North Bullfrog Project, including completing the orderly transfer of all leases, exploration data and exploration permits to Talon Nevada.

The completion of the acquisition will eliminate the Company’s current vesting requirements to earn a 60% interest under the existing March 15, 2007 option agreement, which included a remaining approximately $1,400,000 expenditure requirement plus the issuance of 10,000 Common Shares, as well as the requirement to produce a feasibility study to earn an additional 10% interest (for a total of 70%) in the North Bullfrog Project.  Closing of the acquisition is subject to the acceptance for filing thereof by the TSXV on behalf of each of Redstar and ITH (received for both), the approval thereof by the NYSE-A on behalf of ITH (pending) and the satisfaction of the usual conditions precedent, including the accuracy of representations and warranties, and the performance of covenants, as at closing.  Closing of the acquisition is to occur 5 business days after all regulatory acceptances and approvals have been received.

Since June 1, 2008, being the commencement of the Company’s last completed fiscal year, the Company has not entered into any significant acquisitions for which disclosure is required under Part 8 of National Instrument 51-102.

ITEM 5: NARRATIVE DESCRIPTION OF THE BUSINESS

General

Summary

The Company currently holds, or has rights to acquire, interests (ranging from 70% to 100%) in several mineral properties (subject, in certain cases, to NSR royalties payable to the original property vendors/lessors) in Alaska and Nevada (Figures 1 and 2).  The Company is in the process of evaluating such properties through exploration programs.  In all cases, the objective is to evaluate the potential of the subject property and to determine if spending additional funds is warranted (in which case, an appropriate program to advance the property to the next decision point will be formulated and, depending upon available funds, implemented) or not (in which case the property may be offered for option/joint venture or returned to the optionor/lessor).  At the present time, the Company is primarily interested in properties that are prospective for gold, silver and copper.

The Company considers that the Livengood Project, located approximately 115 kilometres north of Fairbanks, Alaska is its only material mineral property at the present time.  However, ongoing work on other properties may produce results that would cause the Company to consider them as material mineral properties in the future.  The progress on, and results of, work programs on the Company’s material mineral property is set out in the Mineral Projects section of this AIF.

The Company is in the exploration stage and does not mine, produce or sell any mineral products at this time, nor do any of its current properties (with the exception of the Terra and LMS properties in Alaska which have inferred resources and the Livengood property in Alaska and the Mayflower (North Bullfrog) property in Nevada, which have indicated and inferred resources) have any known or identified mineral resources or mineral reserves.  The Company does not propose any method of production at this time.

All aspects of the Company’s business require specialized skills and knowledge.  Such skills and knowledge include the areas of geology, drilling, logistical planning and implementation of exploration programs and accounting.  Since commencing its current operations in mid 2006, the Company has found that it can locate and retain such employees and consultants and believes it will continue to be able to do so.

All of the raw materials the Company requires to carry on its business are readily available through normal supply or business contracting channels in Canada and the United States.  Since commencing current operations in mid 2006, the Company has been able to secure the appropriate personnel, equipment and supplies required to conduct its contemplated programs.  While it has experienced difficulty in procuring some equipment – for example, drill equipment – or services – for example, experienced drillers and timely assay laboratory services - in previous years, the recent overall slowdown in the mineral exploration business has resulted in more equipment and services being made available on a timely basis.  As a result, the Company does not believe that it will experience any shortages of required personnel, equipment or supplies in the foreseeable future.

The mining business is subject to mineral price cycles.  The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles.  At the present time, the significant demand for minerals in some countries (notably China) is driving increased base metal commodity prices, and a fear of coming inflation and economic uncertainly are driving higher gold prices, but it is difficult to assess how long such demand may continue.

The Company’s business is not substantially dependent on any contract such as a contract to sell the major part of its products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.  Rather, the Company’s ability to continue making the holding, assessment, lease and option payments necessary to maintain its interest in its mineral projects is of primary concern.  The Company does not presently anticipate any difficulties in this regard in the current financial year.

It is not expected that the Company’s business will be affected in the current financial year by the renegotiation or termination of contracts or sub-contracts.

As of August 25, 2009, ITH had one part-time employee and Talon Gold had four full-time employees.  The Company also relies upon consultants and contractors to carry on many of its activities and, in particular, to supervise work programs on its mineral properties.  However, as ITH expands its activities, it may choose to hire additional employees rather than relying on consultants.

Bankruptcy and Similar Procedures

There are no bankruptcy, receivership or similar proceedings against ITH, nor is ITH aware of any such pending or threatened proceedings.  There have not been any voluntary bankruptcy, receivership or similar proceedings by ITH within the three most recently completed financial years or completed or currently proposed for the current financial year.

Prudhoe Bay
LIVENGOOD
COFFEE DOME
Nome
Fairbanks
WEST POGO
Delta Junction
LMS
McGrath
CHISNA
BMP
TERRA
Anchorage
Valdez
U.S.A. ALASKA
CANADA
Juneau
ALASKA PROJECTS
ITH PROJECT LOCATION

Figure 1:  Location of the Company’s Alaska Projects

Reorganizations

There have been no reorganizations of or involving ITH within the three most recently completed financial years or completed or currently proposed for the current financial year.

Social or Environmental Policies

ITH has created a Sustainable Development Committee (“SDC”), which has adopted a formal charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Board’s and the Company’s continuing commitment to improving the environment and ensuring that the Company’s activities are carried out, and that its facilities are operated and maintained, in a safe, sustainable and environmentally sound manner.  The primary function of the Committee is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  Further, the SDC is to advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.  In particular, the SDC is to consider and advise the Board with respect to current standards of sustainable development for projects and activities such as those of the Company, particularly with a view to ensuring that the Company’s business is run in a manner, and its projects are operated and developed, so as to

OREGON
IDAHO
NEVADA
Carson City
UTAH
CALIFORNIA
NORTH BULLFROG
ARIZONA

Figure 2:  Location of the Company’s Nevada Project

achieve the ideals and reflect the following principles of sustainable development:

(a)

living within environmental limits,

(b)

ensuring a strong, healthy and just society,

(c)

achieving a sustainable economy,

(d)

using sound science responsibly, and

promoting good governance.  The SDC is also responsible for monitoring the activities of the Company in connection with the initial and ongoing interaction between the Company’s activities, operations and personnel and the communities in which the Company’s projects and related activities are located, with a view to ensuring that management develops and follows appropriate policies and activities to enhance the relationship between the Company and its personnel and the communities in which it operates and reflect the principles of sustainable development in that regard.

Although not set out in a specific policy, the Company strives to be a positive influence in the local communities where its mineral projects are located, not only by contributing to the welfare of such communities through donations of money and supplies, as appropriate, but also through hiring, when appropriate, local workers to assist in ongoing exploration programs.  The Company considers that building and maintaining strong relationships with such communities is fundamental to its ability to continue to operate in such regions and to assist in the eventual development (if any) of mining operations in such regions, and it attaches considerable importance to commencing and fostering them from the beginning of its involvement in any particular area.

ITH has also adopted a Code of Business Conduct and Ethics, which provides, among other things, that ITH is committed to complying with all laws and governmental regulations applicable to its activities and, specifically, to maintaining a safe and healthy work environment and conducting its activities in full compliance with all applicable environmental laws.

Risk Factors

In addition to those risk factors discussed elsewhere in this AIF, the Company is subject to the following risk factors:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Other than the Livengood, Terra, LMS and Mayflower (North Bullfrog) properties, which have estimated inferred and/or indicated resources identified, there are no known resources, and there are no known reserves, on any of the Company’s properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body which can be legally and economically exploited.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company’s long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of any minerals produced from the Company’s properties will be such that any such deposits can be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Claims under Agreements:  The agreements pursuant to which the Company has the right to acquire interests in a number of its properties provide that the Company must make a series of cash payments and/or share issuances over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute its share of ongoing expenditures.  The Company does not presently have the financial resources required to make all payments and complete all expenditure obligations under its various property acquisition agreements.  Failure by the Company to make such payments, issue such shares or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Proposed Amendments to the United States General Mining Law of 1872:  In recent years, the United States Congress has considered a number of proposed amendments to the U.S. General Mining Law of 1872 (“Mining Law”).  If adopted, such legislation, among other things, could impose royalties on mineral production from unpatented mining claims located on United States federal lands, result in the denial of permits to mine after the expenditure of significant funds for exploration and development, reduce estimates of mineral reserves and reduce the amount of future exploration and development activity on United States federal lands, all of which could have a material and adverse affect on the Company’s cash flow, results of operations and financial condition.

Uncertainties Relating to Unpatented Mining Claims:  Many of the Company’s mineral properties comprise federal unpatented mining claims in the United States.  There is a risk that a portion of the Company’s unpatented mining claims could be determined to be invalid, in which case the Company could lose the right to mine any minerals contained within those mining claims.  Unpatented mining claims are created and maintained in accordance with the Mining Law.  Unpatented mining claims are unique to United States property interests, and are generally considered to be subject to greater title risk than other real property interests due to the validity of unpatented mining claims often being uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations under the Mining Law.  Unpatented mining claims are always subject to possible challenges of third parties or contests by the United States federal government.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  Title to the unpatented mining claims may also be affected by undetected defects such as unregistered agreements or transfers.  The Company has not obtained full title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company’s properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company’s properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Recent market events and conditions: In 2007, 2008 and into 2009, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions continued and worsened in 2008 and early 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions:  The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold and base metal mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability.  Specifically:

•

The global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity

•

the volatility of gold and other base metal prices may impact the Company’s future revenues, profits and cash flow

•

volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs

•

the devaluation and volatility of global stock markets impacts the valuation of the Common Shares, which may impact the Company’s ability to raise funds through the issuance of Common Shares

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

Insufficient Financial Resources:  The Company does not presently have sufficient financial resources to undertake by itself the acquisition, exploration and development of all of its planned acquisition, exploration and development programs.  Future property acquisitions and the development of the Company’s properties will therefore depend upon the Company’s ability to obtain financing through the joint venturing of projects, private placement financing, public financing, short or long term borrowings or other means.  There is no assurance that the Company will be successful in obtaining the required financing.  Failure to raise the required funds could result in the Company losing, or being required to dispose of, its interest in its properties.

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Dilution to the Company’s existing shareholders:  The Company may require additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into Common Shares would result in dilution, possibly substantial, to present and prospective holders of Common Shares.

Increased costs:  Management anticipates that costs at the Company’s projects will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body.  In addition, costs are affected by the price of commodities such as fuel, rubber and electricity.  Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any significant location could have a significant effect on the Company’s profitability.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company’s financial position and results.

Share Price Volatility:  In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  There can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company’s operations and delays in the exploration and development of the Company’s properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places its resource properties into production.

Estimates of Mineral Reserves and Resources and Production Risks:  The mineral resource estimates included in this AIF are estimates only and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  The estimating of mineral resources and mineral reserves is a subjective process and the accuracy of mineral resource and mineral reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting available engineering and geological information.  There is significant uncertainty in any mineral resource or mineral reserve estimate and the actual deposits encountered and the economic viability of a deposit may differ materially from the Company’s estimates.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  The estimated resources described in this AIF should not be interpreted as assurances of mine life or of the profitability of future operations.  Estimated mineral resources and mineral reserves may have to be re-estimated based on changes in applicable commodity prices, further exploration or development activity or actual production experience.  This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource or mineral reserve estimates.  Market price fluctuations for gold, silver or base metals, increased production costs or reduced recovery rates or other factors may render any particular reserves uneconomical or unprofitable to develop at a particular site or sites.  A reduction in estimated reserves could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves.  Mineral resources which are not mineral reserves do not have demonstrated economic viability.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada, and certain of the directors and officers of ITH are resident outside of Canada, it may be difficult or impossible to enforce judgements granted by a court in Canada against the assets of the Company or the directors and officers of ITH residing outside of Canada.

Mining Industry is Intensely Competitive:  The Company’s business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

ITH may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in Common Shares that are U.S. taxpayers should be aware that ITH believes that it has been in prior years, and expects it will be in the current year, a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”).  If ITH is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any “excess distributions” (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares.  The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to ITH generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of ITH’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by ITH.  U.S. taxpayers should be aware, however, that there can be no assurance that ITH will satisfy record keeping requirements under the QEF rules or that ITH will supply U.S. taxpayers with required information under the QEF rules, in event that ITH is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if ITH is a PFIC and the Common Shares are “marketable stock” (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which ITH is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the Common Shares.

Material Mineral Projects

Livengood Project, Alaska

Information in this AIF regarding the Livengood project is based on information provided by the Livengood Report.  The Livengood Report is the fifth in a series of technical reports and the fourth update for resource estimation at Livengood.  The Livengood Report provides documentation of the geological, operational, and resource estimation procedures that have been undertaken by the Company as it continues to advance the Livengood Project.  The following summary is from the Livengood Report and the detailed disclosure in the Livengood Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Livengood Report, which is filed on SEDAR at www.sedar.com.

Summary

The Livengood property is the focus of ongoing exploration by the Company.  To date, 189 holes have been drilled on the property, and provide the basis for reporting a gold resource estimated at approximately 4.04Moz indicated and approximately 3.6Moz inferred.

The Livengood property is located approximately 115 km northwest of Fairbanks, Alaska in the Tolovana mining district within the Tintina Gold Belt.  The project area is centered on a local high point named Money Knob.  This feature and the adjoining ridge lines have been considered by many to be the lode gold source for the Livengood placer deposits which lie in the adjacent valley to the north where they have been actively mined since 1914 with production of more than 500,000 ounces of gold.

The property has been prospected and explored by several companies and private individuals since the 1970’s.  Geochemical surveys by Cambior in 2000 and AngloGold in 2003 and 2004 outlined a 1.6 x 0.8 km area with anomalous gold in soil.  Scattered anomalous samples continue along strike for an additional 2 km to the northeast and 1.6 km to the southwest.  Eight reverse circulation holes were drilled by AngloGold in 2003 and a further 4 diamond core holes were drilled in 2004 to evaluate this anomaly.  Favourable results from these holes revealed wide intervals of gold mineralization (BAF-7: 138.7m @ 1.07 g/t Au; MK-04-03: 55.3m @ 0.51 g/t Au) along with lesser intervals over a broad area.  Over the past 3 years, exploration by the Company has been aimed at assessing this area of mineralization through drilling diamond core and reverse circulation holes.

The Company controls 100% of its 44 square kilometre Livengood land package, which is primarily made up of fee land leased from the Alaska Mental Health Trust and a number of smaller private mineral leases.

Rocks at Livengood are part of the Livengood Terrane, an east–west belt, approximately 240 km long, consisting of tectonically interleaved assemblages of various ages.  These assemblages include the Amy Creek Assemblage, which is a sequence of latest Proterozoic and early Paleozoic basalt, mudstone, chert, dolomite, and limestone.  In thrust contact above the Amy Creek Assemblage lies an early Cambrian ophiolite sequence of mafic and ultramafic sea floor rocks.  Structurally above these rocks lies a sequence of Devonian shale, siltstone, conglomerate, volcanic, and volcaniclastic rocks which are the dominant host to the mineralization currently under exploration at Livengood.  The Devonian assemblage is overthrust by more Cambrian ophiolite rocks.  All of these rocks are intruded by Cretaceous multiphase monzonite, diorite, and syenite stocks, dikes, and sills.  Gold mineralization is believed to be related to this intrusive event.

Gold mineralization occurs in two styles: as multistage fine quartz veins occurring in all lithologies (commonly near intrusive dikes and sills), and as diffuse mineralization within volcanic, intrusive, sedimentary, and mafic-ultramafic rocks without a clear quartz vein association.  Four principal stages of alteration are currently recognized.  These are an early biotite stage followed by albite-black quartz, followed by a sericite-quartz, and finally a carbonate stage.  Arsenopyrite apparently has been introduced during all stages, and gold correlates strongly with arsenopyrite, but it is not clear whether gold was introduced during all four stages or preferentially during one or more stages.

Mineralization is interpreted to be intrusion-related, consistent with other gold deposits of the Tintina Gold Belt, and has a similar As-Sb geochemical association.  Thrust-fold architecture is apparently key to providing pathways for magma (dikes and sills) and hydrothermal fluid.

Drill results have been used to estimate a gold Mineral Resource for the Money Knob area.  Economic assumptions have been applied to the resource model to provide an estimate of the Mineral Resource that has reasonable prospects for economic extraction.  The base case resource assumed a USD 850 per troy ounce gold price.  The cutoff grade was variable by rock type because the metallurgical recoveries and costs were variable, but averaged 0.23 g/t gold for the base case.  The base case assumed that the resource would be exploited exclusively by open pit mining methods and approximately half of the mined material would be processed by milling and half by heap leaching.  The base case resource consists of 190 million tonnes of Indicated mineralization and an additional 140 million tonnes of Inferred mineralization, both at an average grade of 0.67 g/t gold.  The average metallurgical recovery is projected to be 72%.  The resource tonnes are fully diluted.  The anticipated open pit strip ratio is 1:1.  This results in a projection of 5.1 million recoverable troy ounces for the base case.  This analysis should not be considered a “preliminary economic analysis” or “preliminary feasibility” as the depth of analysis necessary has not been performed.  It is believed that reasonable assumptions have been made sufficient to demonstrate reasonable prospects for economic extraction.  These results are preliminary in nature, they include inferred mineral resource that are considered too speculative geologically to have the economic considerations applied to them, and there is no certainty that this preliminary assessment will be realized.

Mineralization has not been closed off in any direction.  The summer 2009 program is currently in progress, but results from those holes are not included in the Livengood Report.

Initial metallurgical test work has been completed on the main Livengood mineralization types and indicates that these materials respond well to simple cyanidation.  Most of the mineralization also displays good results when subjected to gravity separation techniques.  A more extensive metallurgical test work program for the Livengood mineralization is currently underway to more completely identify the mineral processing parameters required to treat the various Livengood mineralization types.

Preliminary test work suggests that a process facility which combines a mill and CIP circuit for the higher grade mineralization, and a heap leach circuit for the lower grade mineralization is most appropriate.  The process is based on feeding 25,000 tpd to the mill and 25,000 tpd to the heap for a combined total processed per day of 50,000 tonnes.

The Livengood Report concludes that the Company has identified a significant gold resource and notes that the Company proposes exploration expenditures of approximately USD 10 million for the second half of 2009.  This program is anticipated to include approximately 40,000m of drilling to further evaluate the Livengood property.  The Livengood Report recommends that exploration of the Money Knob area continue with systematic drilling at evenly spaced centers along regularly spaced lines, fill in key locations to verify continuity of resource, and drill ‘step-out’ locations to identify the limits of mineralization.  It also recommends that a preliminary economic assessment should be completed to determine economic parameters for a potential mining operation.  The 40,000m of drilling proposed is a significant, but appropriate amount of drilling to help identify the limits of mineralization and improve geologic confidence in current interpretations.

Planned Activities

The 2009 summer drilling program at Livengood is ongoing (commenced June 1, 2009), and the Company anticipates completing the planned drilling program, utilizing three reverse circulation (approximately 35,000 metres planned) and core (approximately 3,000 metres planned) drills.  This current program tests large areas within and adjacent to the existing estimated resource area as well as deep testing of higher-grade feeder zone targets.  These areas have a number of higher grade holes in close proximity to them.  As of August 1, 2009, the Company has completed 25,000 metres of RC drilling in 85 holes, 2000 metres of HQ diamond drilling in 6 holes, and 2 trenches totalling 50 metres.  In addition, further surface sampling and trenching is planned to provide surface data to correlate with drill data at depth.  Structural analysis will continue and, in particular, the use of 3D modeling software to understand structure in 3D space.  The Company believes that this will help predict and identify the lateral and depth extent of mineralization.

In addition to the ongoing resource expansion program, a detailed metallurgical study of the milling and heap leach potential of the Livengood deposit is underway as well as baseline environmental studies needed for future mine permitting.

The Company anticipates expenditures of approximately an additional $12 million at Livengood to May 31, 2010.

ITEM 6 : DIVIDENDS

There are no restrictions which prevent ITH from paying dividends.  ITH has not paid any dividends in the last three fiscal years.  ITH has no present intention of paying any dividends, as it anticipates that all available funds will be invested to finance the growth of its business.  The Board will determine if and when dividends should be declared and paid in the future, based on ITH’s financial position at the relevant time.

ITEM 7 : DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

The authorized capital of ITH is 500,000,000 Common Shares, of which 56,457,973 were issued as at May 31, 2009 and 57,676,257 were issued as at August 25, 2009.  The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  The holders of Common Shares are entitled to dividends if, as and when declared by the Board.  The Common Shares are entitled, upon liquidation, dissolution or winding up of ITH, to receive the remaining assets of ITH available for distribution to shareholders.

Shareholders’ Rights Plan

On August 25, 2009, the Board adopted a Shareholders’ Rights Plan (“SRP”), to become effective at 12:01 a.m. on August 26, 2009, subject to shareholder approval being obtained on or before February 26, 2010.

The purpose of the SRP is to provide shareholders and the Board with adequate time to consider and evaluate any unsolicited bid made for the Company, to provide the Board with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any such unsolicited bid, to encourage the fair treatment of shareholders in connection with any take-over bid for the Company and to ensure that any proposed transaction is in the best interests of the Company's shareholders.

The rights issued under the SRP will become exercisable only if a person, together with its affiliates, associates and joint actors, acquires or announces its intention to acquire beneficial ownership of shares which, when aggregated with its current holdings, total 20% or more of the Company’s outstanding Common Shares (determined in the manner set out in the Shareholder Rights Plan), other than by a Permitted Bid.  Permitted Bids must be made by way of a take-over bid circular prepared in compliance with applicable securities laws and, among other conditions, must remain open for 60 days.  If a take-over bid does not meet the Permitted Bid requirements of the SRP, the rights will entitle shareholders, other than any shareholder or shareholders making the take-over bid, to purchase additional Common Shares at a substantial discount to the market price of the Common Shares at that time.

A copy of the SRP was provided to the TSXV on August 19, 2009.  On August 21, 2009 the TSXV indicated that it had no objection to the adoption of the SRP subject to evidence of shareholder approval of the SRP on or before February 26, 2010, and public disclosure of the adoption of the SRP.  The Company will seek shareholder approval of the SRP at the annual general meeting of shareholders scheduled to be held on October 15, 2009.  A copy of the Shareholder Rights Plan agreement will be available on SEDAR after August 26, 2009.

Constraints

There are no constraints imposed on the ownership of Common Shares to ensure that ITH has any required level of Canadian ownership.

ITEM 8 : MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSXV (symbol “ITH”), on the NYSE-A (symbol “THM”), and on the Frankfurt Stock Exchange (symbol “IW9”).

Trading Price and Volume

The following table provides information as to the high, low and closing prices of the Common Shares on the TSXV during the 12 months of the most recently completed financial year and the 3 months since the most recent financial year end, as well as the volume of shares traded for each month:

TSX Venture Exchange

Month	High ($)	Low ($)	Volume
August 1 to 25, 2009	3.83	3.20	2,958,112
July, 2009	3.72	2.81	3,324,460
June, 2009	4.00	3.25	2,857,098
May, 2009	3.74	3.05	5,575,758
April, 2009	3.20	2.65	3,308,857
March, 2009	3.30	2.59	1,258,827
February, 2009	3.19	2.49	1,388,346
January, 2009	2.95	1.57	3,349,613
December, 2008	1.75	1.07	1,375,173
November, 2008	1.90	1.21	1,476,884
October, 2008	2.11	1.10	2,072,697
September, 2008	2.34	1.30	3,381,967
August, 2008	1.55	1.29	448,141
July, 2008	1.62	1.36	686,022
June, 2008	1.71	1.19	463,871

ITEM 9 : ESCROWED SECURITIES

There are no securities of the Company subject to escrow or subject to any contractual restrictions on transfer.

ITEM 10 : DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

The names, positions or offices held with ITH, province/state and country of residence, and principal occupation over the last five years of the Directors and executive officers of ITH, as at the date of this AIF, are as follows:

Name, Position and Province/State and Country of Residence(1)	Principal Occupation During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Jeffrey A. Pontius(7) President and Chief Executive Officer Colorado, USA	Geologist; President and CEO of the Company since September, 2006; previously North American Exploration Manager and also a Director of Anglo American (USA) Exploration Inc., 1999 to 2006.	President and CEO since September 22, 2006
Hendrik van Alphen(5)(7) Chairman of the Board, Director British Columbia, Canada	Businessman; President of Cardero Resource Corp, 1999 to present; President of Wealth Minerals Ltd., 2006 to present.	Director since September 22, 2006 Chairman since September 22, 2006
Anton J. Drescher(5)(6)(8) Director British Columbia, Canada

Businessman, Certified Management Accountant; President, Harbour Pacific Capital Corp. (private management company) since 1998; President, Westpoint Management Consultants Limited (private management company) since 1979, President of Dorato Resources Inc. (public natural resource company), 1996 – 2008, Director of Trevali Resources Corp. (public natural resources company) since 2007.

Director since August, 1991 President, 1991 – September 22, 2006
Rowland Perkins(3)(4)(6)(8) Director Alberta, Canada

Businessman; President and director of e-Backup Inc. (private company providing public online backup services) since 2001; director, USA Video Interactive Corporation (public company providing electronic anti-piracy systems) since 2005.

Director since June, 1999
Ronald Sheardown(4)(8) Director Alaska, USA	Geologist; President Greatland Exploration, Inc. (private geological consulting/mineral exploration company) over past 5 years.	Director since May 23, 2007
Michael Bartlett(3)(8) Director Florida, USA	Businessman; President, Leisure Capital & Management Inc. (private business consulting company) since 1989; director, Wealth Minerals Ltd. (public natural resource company), since January 31, 2000.	Director since May 23, 2007
Steve Aaker(4)(7)(8) Director Colorado, USA

Geologist; Chief of U.S. Operations, Franco-Nevada Corporation (public natural resources royalty company) since 2007; previously, Group Executive, Newmont Capital Limited 2002 to 2007; Vice-President of Franco-Nevada Mining Corporation Limited (public natural resources royalty company), 1989 - 2002

Director since March 12, 2009
Lawrence W. Talbot(7) Vice-President and General Counsel British Columbia, Canada

Barrister and Solicitor; Owner, Lawrence W. Talbot Law Corporation (law firm) since July 1, 2006, previously Partner, Gowling Lafleur Henderson LLP (law firm), April 2000 to July 2006, director, Cardero Resource Corp. (public mineral exploration company) since April, 2003, director and secretary, Excellon Resources Inc. (public natural resources company) 1993 to April, 2008.

Vice-President & General Counsel since September 22, 2006
Michael W. Kinley, C.A. Chief Financial Officer British Columbia, Canada

Chartered Accountant; President, Winslow Associates Management & Communications Inc. (private consulting firm) 1973 to present; Chief Financial Officer of Wealth Minerals Ltd. since August, 2005, Dorato Resources Inc. since July 2008, Trevali Resources Corp. since July, 2008 and Cardero Resource Corp. since January 2006 (all public natural resource companies); Director, Indico Resources Ltd. since May, 2006 (public natural resource company); President, GFK Resources Ltd. since March 1997 (public natural resource company).

Chief Financial Officer since September 22, 2006
Russell B. Myers Vice-President, Exploration Colorado, USA	Geologist; Vice-President, Exploration of the Company since September, 2006, previously, senior geologist, AngloGold Ashanti (USA) Exploration Inc. since 2000.	Vice-President, Exploration since September 22, 2006
Quentin Mai Vice-President, Corporate Communications British Columbia, Canada

Businessman; Manager, Corporate Communications, of Cardero Resource Corp. (public natural resource company) since 2004; President, Quatloo Investment Management Inc. (private investor relations firm) since 2004, previously, Vice-President, Business Development, Capital Alliance Group, 2001 - 2004.

Vice-President, Corporate Communications since September 22, 2006

Notes:

1.

The information as to place of residence and principal occupation, not being within the knowledge of ITH, has been furnished by the respective Directors individually.

2.

All directorships expire at the next Annual General Meeting of the shareholders of ITH (which is scheduled to be held on October 15, 2009).  All officers hold office at the pleasure of the Board.

3.

Denotes member of the Audit Committee.

4.

Denotes member of the Compensation Committee.

5.

Denotes member of the Sustainable Development Committee.

6.

Denotes member of the Corporate Governance and Nominating Committee.

7.

Denotes member of the Mergers and Acquisitions Committee.

8.

Denotes member of the Special Committee.

ITH does not currently have any committees other than the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Sustainable Development Committee, the Mergers and Acquisitions Committee and the Special Committee.

As at August 25, 2009, ITH’s Directors and executive officers, as a group, beneficially hold a total of 2,734,317 Common Shares, directly or indirectly, representing 4.74% of the 57,676,257 issued Common Shares.  ITH’s Directors and executive officers, as a group, also hold the following incentive stock options to purchase up to the following numbers of Common Shares until the dates shown:

(a)

2,165,000 Common Shares exercisable at $1.75 per Common Share until July 16, 2010;

(b)

100,000 Common Shares exercisable at $1.52 per Common Share until January 16, 2010;

(c)

625,000 Common Shares exercisable at $2.66 per Common Share until March 12, 2011; and

(d)

740,000 Common Shares exercisable at $3.15 per Common Share until May 20, 2011.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No Director or executive officer of ITH is, as at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including ITH) that:

(a)

was subject to an order that was issued while the Director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, except as follows:

(i)

Michael W. Kinley, the Chief Financial Officer of the Company, was the President and Director of Abstract Enterprises Corp. (he resigned in 2005), which was the subject of a British Columbia Securities Commission (“BCSC”) cease trade order on July 10, 2002 for failure to file financial statements (a similar order was issued by the Alberta Securities Commission (“ASC”)) and was delisted on June 20, 2003, and

(ii)

Michael W. Kinley, the Chief Financial Officer of the Company, is the President, Chief Executive Officer and a Director of GFK Resources Ltd. (formerly “Noise Media Inc.”), which was the subject of a BCSC cease trade order on January 28, 2003 for failure to file financial statements (a similar ASC order was also issued).  The Company was subsequently transferred to the NEX Board.  The cease trade order was revoked on December 8, 2006, the company having filed a reactivation application in accordance with applicable policies; or

(b)

was subject to an order that was issued after the Director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No Director or executive officer of ITH, or a shareholder holding a sufficient number of securities of ITH to affect materially the control of ITH:

(a)

is, as at the date of this AIF, or has been within the ten years before the date of this AIF, a director or executive officer of any company (including ITH) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the Director, executive officer or shareholder.

3.

No Director or executive officer of ITH, or a shareholder holding a sufficient number of securities of ITH to affect materially the control of ITH, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

Certain Directors and officers of ITH are directors, officers and/or shareholders of other private and publicly listed companies, including companies that engage in mineral exploration and development and companies that hold Common Shares or other securities of ITH.  To the extent that such other companies may participate in or be affected by ventures involving ITH, these Directors and officers of ITH may have conflicting interests in negotiating, settling and approving the terms of such ventures.  Conflicts of interest affecting the Directors and officers of ITH will be governed by ITH’s “Code of Business Conduct and Ethics”, the Articles of ITH, the provisions of the BCBCA and other applicable laws and relevant stock exchange policies and requirements.  In the event that such a conflict of interest arises at a meeting of the Directors, a Director affected by the conflict must disclose the nature and extent of his interest and abstain from voting for or against matters concerning the matter in respect of which the conflict arises.

ITEM 11 : PROMOTERS

ITH does not presently have, and has not within the two most recently completed fiscal years or the current fiscal year had, any promoters.

ITEM 12 : LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

The Company is not currently, and has not since June 1, 2008 (being the commencement of the Company’s last competed financial year) been, a party to any legal proceedings, nor is any of the Company’s properties presently, or has, since June 1, 2008 (being the commencement of the Company’s last competed financial year), any of the Company’s properties been, subject to any legal proceedings.

Regulatory Actions

There have not been any:

1.

penalties or sanctions imposed against ITH by a court relating to securities legislation or by a securities regulatory authority during the financial year ended May 31, 2009;

2.

any other penalties or sanctions imposed against ITH by a court relating to securities legislation or by a securities regulatory authority that would likely be considered important to a reasonable investor making an investment decision; or

3.

settlement agreements entered into by ITH before a court relating to securities legislation or with a securities regulatory authority during the financial year ended May 31, 2009.

ITEM 13 : INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No:

1.

Director or executive officer of the Company;

2.

any person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the Common Shares; or

3.

any associate or affiliate of any of the persons or companies referred to in paragraphs 1 or 2,

has, during any of the fiscal years ended May 31, 2007, 2008 or 2009, or during the current fiscal year, had any material interest, direct or indirect, in any transaction that has materially affected, or will materially affect, the Company, except for:

1.

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2006 (collectively, the “AngloGold Agreement”) among ITH, AngloGold and Talon Alaska, the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (referred to as the Livengood, Coffee Dome, Chisna, Blackshell, Gilles, West Pogo and Caribou properties) (the “Sale Properties”), together with a comprehensive database (with respect to both the Sale Properties and the extensive exploration work carried out by AngloGold in Alaska) and certain personal property (together with the Sale Properties, the “Assets”), in consideration of the issuance to AngloGold of 5,997,295 Common Shares, representing approximately 19.99% of the issued and outstanding Common Shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Common Shares, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.  As a result of this transaction, AngloGold became an “insider” of ITH pursuant to applicable Canadian securities legislation.

As further consideration for the transfer of the Assets, Talon Alaska granted to AngloGold a 90-day right of first offer with respect to the Sale Properties and any additional mineral properties in which Talon Alaska acquires an interest and which interest it proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in ITH is reduced to less than 10%, then this right of first offer will terminate.  In addition, the Company agreed to indemnify AngloGold from and against any liabilities related to the Sale Properties, to assume obligations with respect to all underlying agreements, holding costs, property taxes and government rentals and all permitting and bonding requirements related to the Sale Properties.  The Company also agreed to purchase the Sale Properties on an “as is”, where is” basis and to assume responsibility and indemnify AngloGold for all environmental liabilities.

On the closing of the acquisition of the Assets, the Company entered into option/joint venture agreements with AngloGold with respect to two additional mineral projects in Alaska held by AngloGold, referred to as the LMS and Terra properties (the “Optioned Properties”).

With respect to the LMS property, the Company has the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million within four years, of which the Company committed to incur minimum exploration expenditures of USD 1.0 million during the 2006 calendar year and, in order to maintain the option, of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

With respect to the Terra property, the Company has the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million within four years, of which the Company has committed to incur minimum exploration expenditures of USD 500,000 during the 2006 calendar year and, in order to maintain the option, of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.  The Company has earned its 60% interest, and AngloGold has elected not to re-acquire a 20% interest.

In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further expenditures or its interest in the property will be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

AngloGold funded the property and exploration program expenditures on the Sale Properties and the Optioned Properties from July 1, 2006 until the closing of the Acquisition on August 4, 2006 and, as required by the AngloGold Agreement, the Company have reimbursed AngloGold for all such expenditures in the aggregate amount of USD 478,093.

To July 1, 2006, AngloGold had incurred approximately USD 1.4 million in acquisition costs and exploration expenditures on the Sale Properties and approximately USD 2.4 million in acquisition costs and exploration expenditures on the Optioned Properties.

2.

On August 4, 2006, ITH completed a non-brokered private placement of 7,999,718 units (each, a “Unit”) at a price of $0.56 per Unit for gross proceeds of $4,479,842 (approximately USD 3.975 million).  Each Unit consisted of one Common Share and one-half of a transferable common share purchase warrant.  Each whole warrant (each, a “Warrant”) entitled the holder, on exercise, to purchase an additional Common Share at a price of $1.00 until August 4, 2008.  Cardero Resource Corp., a public company headquartered in Vancouver, B.C., purchased 4,000,000 Units in this placement.  As a consequence of participating in this placement, Cardero became an “insider” of ITH pursuant to applicable Canadian securities legislation.  On August 4, 2008, Cardero exercised all of its 2,000,000 Warrants and acquired an additional 2,000,000 Common Shares.  As a consequence of the issuance of additional Common Shares by ITH, and sales by Cardero of Common Shares, Cardero is no longer an insider of ITH.

3.

On June 6, 2008, ITH and Talon Alaska entered into a purchase agreement with AngloGold to acquire all of the interest of AngloGold in the Terra and LMS projects in Alaska, plus certain other AngloGold rights.  The purchase agreement encompasses all royalties and residual rights held by AngloGold in the Terra and LMS properties, as well as AngloGold’s first refusal rights on transactions involving the West Pogo and Gilles properties held by the Company (and originally acquired from AngloGold).

Under the terms of the purchase agreement, Talon Alaska acquired all of the right, title and interest of AngloGold in the Terra and LMS projects (including AngloGold’s right of first offer on any disposition thereof by the Company).  In addition, AngloGold also relinquished its right of first offer on two of the Company’s other 100% owned projects, being the West Pogo project (which is situated on the western boundary of the Pogo Joint Venture land package) and the Gilles project (which is located along the Pogo mine road, 25 kilometres southwest of the West Pogo property).  The total purchase price was $751,500, which was satisfied by the issuance of an aggregate of 450,000 Common Shares (valued, for this purpose, at $1.67 per share).  The transaction closed on November 24, 2008.

4.

On July 9, 2009, AngloGold exercised its right to maintain its 13.2907% equity interest in ITH.  AngloGold’s equity interest had been diluted by virtue of ITH’s issuance of Common Shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May, 2009.  As a consequence of AngloGold’s election to exercise its “top-up” right, ITH sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 Common Shares at a price of $2.68 per share (reflecting the closing price of the Common Shares on the TSXV on July 9, 2009 of $3.15 less the maximum discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of $3,264,998.  The private placement closed on August 25, 2009.  The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, ITH and Talon Alaska pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of Common Shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by ITH up to its then pre-financing percentage equity interest.

ITEM 14 : TRANSFER AGENT AND REGISTRAR

The Company’s co-transfer agents and registrars are Computershare Investor Services Inc. in Canada and Computershare Trust Company N.A. in the United States.  Transfers may be effected at, and registration facilities are maintained in British Columbia, Canada at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

ITEM 15 : MATERIAL CONTRACTS

There are no material contracts that have been entered into by the Company other than in the ordinary course of the Company’s business of mineral property evaluation, acquisition and divestiture and exploration, including raising the funding therefor, since June 1, 2008 (being the commencement of the Company’s most recently completed financial year) that are still in effect, other than:

1.

Shareholder Rights’ Plan Agreement dated August 25, 2009 between ITH and Computershare Investor Services Inc. pursuant to which ITH issued the rights pursuant to the SRP.

ITEM 16 : NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

The following are the persons or companies:

1.

who were named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by ITH during, or relating to, the fiscal year ending May 31, 2009, being ITH’s most recently completed financial year; and

2.

whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)

MacKay LLP, Chartered Accountants:

(i)

provided an auditor’s report dated August 6, 2008 in respect of the Company’s financial statements for the years ended May 31, 2008 and 2007, and

(ii)

provided an auditor’s report dated August 6, 2009 in respect of the Company’s financial statements for the years ended May 31, 2009 and 2008 and incorporated by reference into this AIF.

MacKay LLP is independent in accordance with the auditors’ rules of professional conduct in British Columbia;

(b)

Paul D. Klipfel, Ph.D, CPG (AIPG), a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of:

(i)

the technical report entitled “Summary Report on The Terra Gold Project, McGrath District, Alaska” dated August 19, 2008, other than section 17 thereof, filed on SEDAR on August 29, 2008,

(ii)

the technical report entitled “Summary Report on the LMS Gold Project, Goodpaster District, Alaska” dated August 19, 2008, other than section 17 thereof, filed on SEDAR on August 29, 2008,

(iii)

the technical report entitled “Summary Report on the Livengood Project, Tolovana District, Alaska” dated August 1, 2008, other than section 17 thereof, and filed on SEDAR on August 29, 2008,

(iv)

the technical report entitled “October 2008 Summary Report on the Livengood Project, Tolovana District, Alaska” dated October 28, 2008, other than section 17 thereof, filed on SEDAR on November 21, 2008,

(v)

the technical report entitled “January 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated January 28, 2009, other than section 17 thereof, filed on SEDAR on March 31, 2009, and

(vi)

the technical report entitled “July 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated July 31, 2009, other than sections 16 and 17 thereof, incorporated by reference into this AIF.

Mr. Klipfel holds less than 1% of the outstanding Common Shares;

(c)

Gary H. Giroux, P.Eng. (B.C.), a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of:

(i)

section 17 of the technical report entitled “Summary Report on The Terra Gold Project, McGrath District, Alaska” dated August 19, 2008, filed on SEDAR on August 29, 2008,

(ii)

section 17 of the technical report entitled “Summary Report on the LMS Gold Project, Goodpaster District, Alaska” dated August 19, 2008, filed on SEDAR on August 29, 2008,

(iii)

section 17 of the technical report entitled “Summary Report on the Livengood Project, Tolovana District, Alaska” dated August 1, 2008, filed on SEDAR on August 29, 2008,

(iv)

section 17 of the technical report entitled “Summary Report on the North Bullfrog Project and Resource at Mayflower, Bullfrog Mining District, Nye County, Nevada” dated August 25, 2008, filed on SEDAR on August 29, 2008,

(v)

section 17 of the technical report entitled “October 2008 Summary Report on the Livengood Project, Tolovana District, Alaska” dated October 28, 2008, other than section 17 thereof, filed on SEDAR on November 21, 2008, and

(vi)

section 17 of the technical report entitled “January 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated January 28, 2009, filed on SEDAR on March 31, 2009.

Mr. Giroux does not hold any securities of ITH;

(d)

Roger C. Steininger, Ph.D., CPG, a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the technical report entitled “Summary Report on the North Bullfrog Project and Resource at Mayflower, Bullfrog Mining District, Nye County, Nevada” dated August 25, 2008, except section 17 thereof, and filed on SEDAR on August 29, 2008.  Mr. Steininger does not hold any securities of ITH;

(e)

Chris Puchner, CPG (AIPG), a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of:

(i)

the technical report entitled “Summary Report on The Terra Gold Project, McGrath District, Alaska” dated August 19, 2008, other than section 17 thereof, filed on SEDAR on August 29, 2008, and

(ii)

the technical report entitled “Summary Report on the Livengood Project, Tolovana District, Alaska” dated August 1, 2008, other than section 17 thereof, filed on SEDAR on August 29, 2008.

Mr. Puchner is the Chief Geologist and an employee of ITH, and holds Common Shares plus incentive stock options to acquire additional Common Shares, cumulatively representing less than 1% of the outstanding Common Shares;

(f)

Tracy E. Barnes, P.E., a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of section 17 of the technical report entitled “July 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated July 31, 2009, incorporated by reference into this AIF.  Mr. Barnes does not hold any securities of ITH; and

(g)

William Pennstrom, Jr. a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of section 16 of the technical report entitled “July 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated July 31, 2009, incorporated by reference into this AIF.  Mr. Pennstrom does not hold any securities of ITH.

ITEM 17 : ADDITIONAL INFORMATION

Audit Committee Information

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies that are required to file an Annual Information Form are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor.  This information with respect to ITH is provided in Schedule “A”.

Additional Information

Additional information relating to ITH may be found on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of ITH’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Information Circular.  Additional financial information is available in ITH’s comparative audited consolidated financial statements, together with the auditor’s report thereon, and the related Management Discussion and Analysis for its most recently completed fiscal year ended May 31, 2008.

A copy of this AIF, the Information Circular, the Financial Statements and the MD&A, as well as any interim statements from the past fiscal year) may be found on the SEDAR website at www.sedar.com or be obtained upon request from the Vice-President & General Counsel of ITH.  A reasonable fee for copying may be charged if the request is made by a person who is not a registered security holder of ITH.

Schedule “A”

Audit Committee Information

The Audit Committee’s Charter

The following is the text of the current Charter for ITH’s Audit Committee:

“INTERNATIONAL TOWER HILL MINES LTD.

AUDIT COMMITTEE CHARTER

(Adopted by the Board of Directors on September 22, 2006 and amended on June 28, 2007)

ARTICLE 1  - PURPOSE

The overall purpose of the Audit Committee (the “Committee”) is to:

(a)

ensure that the management of International Tower Hill Mines Ltd. (the “Company”) has designed and implemented an effective system of internal financial controls for reviewing and reporting on the Company’s financial statements;

(b)

oversee, review and report on the integrity of the Company’s financial disclosure and reporting;

(c)

review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of material facts; and

(d)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company.

ARTICLE 2  - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least three members of the Board of Directors (the “Board”), all of whom will be “independent1” and “unrelated directors2” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.2

All of the members of the Committee will be “financially literate3”, at least one member of the Committee will have accounting or related financial expertise (i.e. able to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles) and at least one member of the Committee will be a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.3

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.4

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.5

The Committee will select an individual to act as secretary for the Committee, who will be either:

(a)

a member of the Committee other than the chair, or

(b)

another individual who is not a member of the management of the Company.

2.6

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.7

The Committee will have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.8

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet:

(i)

at least quarterly, and

(ii)

may meet as many additional times:

A.

as deemed necessary or appropriate by the Committee,

B.

upon request by any member of the Committee, the Chief Executive Officer, the Chief Financial Officer or the external auditors,

in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee.  Except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(b)

the external auditors and management representatives will be invited to attend as necessary in the discretion of the Committee.

2.9

The internal accounting staff, any external accounting consultant(s) and the external auditors will have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary.  The Committee, through its chair, may contact directly any employee in, or consultant of, the Company as it deems necessary, and any employee of, or consultant to, the Company may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

2.10

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

1 Whether a director is “independent” will be determined in accordance with all applicable laws and regulations, including the applicable securities laws of Canada and the United States and the regulations and policies of any stock exchange or quotation system on which the Company’s securities are listed or quoted.

2 “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.

3 An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally compatible to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

ARTICLE 3  - DUTIES AND RESPONSIBILITIES

3.1

The overall duties and responsibilities of the Committee will be as follows:

(a)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company;

(b)

to review with the management of the Company (and, in the case of the annual audited statements, with the external auditors) the annual audited consolidated and unaudited consolidated quarterly financial statements, including the notes thereto, to ensure that such statements present fairly the financial position of the Company and the results of its operations and, if appropriate, to recommend to the Board as to the approval of any such financial statements;

(c)

to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements;

(d)

to establish and maintain a direct line of communication with the Company's internal accounting staff and any external accounting consultant(s) and assess their performance;

(e)

to ensure that the management of the Company has designed, implemented and is maintaining an effective and appropriate system of internal financial controls; and

(f)

to report regularly to the Board on the fulfilment of its duties and responsibilities.

3.2

The duties and responsibilities of the Committee as they relate to the external auditors will be as follows:

(a)

to select a firm of external auditors to be proposed by management of the Company to the shareholders for election by the shareholders as the external auditors for the Company, and to verify the independence of such proposed external auditors;

(b)

to review and approve the fee, scope and timing of the annual and any other audit performed by the external auditors;

(c)

to review and evaluate the qualifications, performance and independence of the lead partner of the external auditors of the Company;

(d)

to discuss with management of the Company the timing and process for implementing the rotation of the lead audit partner and the reviewing partners of the external auditors of the Company;

(e)

to obtain confirmation from the external auditors of the Company that they will report directly to the Committee;

(f)

to obtain confirmation from the external auditors of the company that they will report in a timely matter to the Committee all critical accounting policies and practices to be used, all alternative accounting policies and practices, the ramifications of each of such accounting policies and practices and the accounting policy and practice preferred by the external auditors of the Company, for the financial information of the Company within applicable generally accepted accounting principles (“GAAP”) which have been discussed with management of the Company and will provide a copy of all material written communications between the external auditors of the Company and management of the Company including, without limitation, any management letter or schedule of unadjusted differences;

(g)

obtain confirmation from the external auditors of the Company that they will ensure that all reports filed under the United States Securities Exchange Act of 1934, as amended, which contain financial statements required to be prepared in accordance with Canadian GAAP and/or are reconciled to, United States GAAP, reflect all material correcting adjustments identified by the external auditors of the Company;

(h)

to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Company;

(i)

to review and pre-approve all non-audit services to be provided to the Company (or any of its subsidiaries) by the external auditors, provided that such pre-approval authority may be delegated by the Committee to any member of the Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Committee at its first schedule meeting following any such approval;

(j)

review the audit plan of the external auditors prior to the commencement of the audit;

(k)

to review with the external auditors, upon completion of their annual audit:

(i)

the contents of their report,

(ii)

the scope and quality of the audit work performed,

(iii)

the adequacy of the Company's financial and accounting personnel,

(iv)

the co-operation received from the Company's personnel and any external consultants during the audit,

(v)

the scope and nature of the internal resources used,

(vi)

any significant transactions outside of the normal business of the Company,

(vii)

any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems, and

(viii)

the non-audit services provided by the external auditors during the year under audit;

(l)

to discuss with the external auditors not just the acceptability, but also the quality, of the Company’s accounting principles; and

(m)

to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.3

The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)

review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal accounting, the use of and services provided by any external accounting consultant(s), insurance, information services and systems and financial controls, management reporting and risk management, and to ensure that the Company maintains:

(i)

the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company’s financial transactions,

(ii)

effective internal control systems, and

(iii)

adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud;

(b)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

(ii)

the confidential, anonymous submission by employees or any external consultants of the Company of concerns regarding questionable accounting or auditing matters;

(c)

to periodically review this policy and recommend to the Board any changes which the Committee may deem appropriate;

(d)

review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

(e)

periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal accounting staff, by any external accounting consultant(s) or by the external auditors have been implemented;

(f)

assist in the preparation of any internal control report by management, which provides that management of the Company is responsible for establishing and maintaining an adequate control structure and procedures for financial reporting by the Company, assessing the effectiveness of such control structure and procedures, and ensuring that the external auditors of the Company attest to, and report on, the assessment of such control structure and procedures by management of the Company;

(g)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in their assessment of the effectiveness of the Company’s internal control over financial reporting and in determining whether there has been any material change in the Company’s internal control over financial reporting which has materially affected or could materially affect such internal control subsequent to the date of the evaluation; and

(h)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in identifying and addressing any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.4

The Committee is also charged with the responsibility to:

(a)

review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)

review and approve the financial sections of:

(i)

the annual report to shareholders;

(ii)

the annual information form (if any);

(iii)

any quarterly or annual management discussion and analysis;

(iv)

prospectuses; and

(v)

other public reports requiring approval by the Board,

and report to the Board with respect thereto including, without limitation, as to the approval (or otherwise) thereof by the Board;

(c)

review regulatory filings and decisions as they relate to the Company's consolidated annual and interim financial statements, including any press releases with respect thereto;

(d)

ensure that the Company discloses in the periodic reports of the Company, as appropriate, whether at least one member of the Committee is a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission;

(e)

ensure that all non-audit services approved by or on behalf of the Committee are disclosed in the periodic reports of the Company;

(f)

ensure that each annual report and, to the extent required by any applicable legal or regulatory requirement, any quarterly report of the Company includes disclosure with respect to all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities which may have a current or future effect on the Company in accordance with all applicable legal and regulatory requirements;

(g)

ensure that all financial statements and other financial information, including pro forma financial information, included in any report filed by the Company with any regulatory authority or contained in any public disclosure or press release of the Company is presented in a manner which does not contain a material misstatement or omission and reconciles the pro forma information contained therein to Canadian GAAP, and if appropriate, reconciles such pro forma information contained therein to United States GAAP, and which otherwise complies with all applicable legal and regulatory requirements;

(h)

review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(i)

review and report on the integrity of the Company’s consolidated financial statements;

(j)

review the minutes of any audit committee meeting of any subsidiaries of the Company;

(k)

review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(l)

review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of material facts; and

(m)

develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board within a reasonable time following each annual general meeting of shareholders.

3.5

The Committee shall have the authority to determine:

(a)

subject to the grant by the shareholders of the authority to do so, if required, the compensation to be received by the external auditors of the Company in connection with all audit services, and non-audit services, to be performed by the auditors;

(b)

the compensation to be received by any legal, financial or other advisors or consultants engaged by the Committee to assist it in performing its duties and responsibilities hereunder; and

(c)

the appropriate funding for the ordinary administrative expenses of the Committee.

ARTICLE 4  – GENERAL

4.1

The Committee will:

(a)

prepare any report or other disclosure, including any recommendation of the Committee, required by any applicable legal or regulatory requirement to be included in the annual proxy or information circular of the Company;

(b)

review this Charter at least annually and recommend any changes herein to the Board;

(c)

report the activities of the Committee to the Board on a regular basis and make such recommendations thereto as the Committee may deem necessary or appropriate; and

(d)

prepare and review with the Board an annual performance evaluation of the Committee, which performance evaluation must compare the performance of the Committee with the requirements of this Charter and be conducted in such manner as the Committee deems appropriate.  Such report to the Board may be in such form as the Committee determines, which may include being in the form of an oral report by the chair of the Committee or by another member of the Committee designated by the Committee to make such report.

4.2

No member of the Committee will receive any compensation from the Company, other than fees for being a director of the Company, or a member of a committee of the Board.

4.3

In addition to the foregoing, the Committee will perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.”

Composition of the Audit Committee

ITH’s Audit Committee is made up of the following directors:

Name	Independent (Y/N)	Status
Michael Bartlett (Chair)	Independent	Financially Literate
Rowland Perkins	Independent	Financially Literate
Ronald Sheardown	Independent	Financially Literate

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company that could, in the view of the Board, be reasonably expected to interfere with the exercise of a member’s independent judgment.

An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education And Experience

The experience and education of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is as follows:

Michael Bartlett:  Mr. Bartlett is the President of Leisure Capital & Management Inc., a company which specializes in pre-development start-ups and innovative strategic, conceptual, economic and financial solutions.  He is also a director of Wealth Minerals Ltd., a public natural resource company listed on the TSXV.  Mr. Bartlett has extensive experience with emerging companies in the public sector.  In such roles, he has had experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies, including companies comparable to ITH.

Ronald Sheardown: Mr. Sheardown is the president of Greatland Exploration, Ltd. and has been involved in Alaskan and Canadian exploration for over 50 years, with discoveries such as the co-discovery (with Murray Watts) of the Mary River Iron Ore Deposit of Baffinland Iron Mines Limited to his credit.  In addition, Mr. Sheardown was part of the team that discovered the Asbestos Hill and Raglan deposits in Quebec and the Black Angel mine in Greenland.  More recently, he has served as a technical advisor to Rudnik Matrosova (a division of Norilsk Nickel) on the development of the Natalka deposit in eastern Russia.  Mr. Sheardown has also held a number of important positions within the State of Alaska and various mining related organizations.  Mr. Sheardown has been a director of a number of public companies similar to ITH and, in such roles, he has had experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies.

Rowland Perkins:  Mr. Perkins has been the President and a director of eBackup Inc. from 2001 to present.  Previously, he was the Marketing Manager of Intellisave Datavaults Inc. (Securinet Inc.) from 1999 to 2000.  Mr. Perkins has also served as a director of USA Video Interactive Corporation since January 2005.  In connection with these activities, Mr. Perkins has had extensive experience in reviewing, interpreting and assessing financial statements and the underlying accounting principles, and has been involved in the development and analysis of internal controls and procedures for financial reporting.

Reliance on Certain Exemptions

At no time since June 1, 2008 (being the commencement of its most recently completed financial year) has ITH relied on the exemptions the following sections of NI 52-110:

1.

Section 2.4 (De Minimis Non-audit Services);

2.

Section 3.2 (Initial Public Offerings);

3.

Section 3.3(2) (Controlled Companies);

4.

Section 3.4 (Events Outside Control of Member);

5.

Section 3.5 (Death, Disability or Resignation of Audit Committee Member);

6.

Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances);

7.

Section 3.8 (Acquisition of Financial Literacy); or

8.

an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Audit Committee Oversight

At no time since June 1, 2008, being the commencement of ITH’s most recently completed financial year, was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board to review the performance of ITH’s external auditors and approve in advance the provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by ITH.  Such advance approval authority may be delegated by the Audit Committee to any member of the Audit Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Audit Committee at its first scheduled meeting following any such approval.  To date, such authority has not been so delegated.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
May 31, 2009	$35,000	$5,100	$6,000	$Nil
May 31, 2008	$35,000	$8,000	$5,080	$Nil

(1) The aggregate audit fees billed.

(2) The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.  The work performed in 2008 related to consideration of the accounting treatment in the financial statements of the sale of the South Estelle interest and intercorporate issues.  The work performed in 2009 consisted of the review of public filings and responding to due diligence questions from the applicable underwriters in connection with the Company’s 2009 bought deal financing.

(3) The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.  The work performed was assistance in the preparation and review of ITH’s Canadian and United States tax returns.

(4) The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.